                                                                    Exhibit 12.1



                            Odyssey Re Holdings Corp.
                 Ratio of Earnings to Fixed Charges - Historical
                        For the Years Ended December 31,
                               1999 through 2003

                                                2003        2002         2001           2000           1999
                                              -------      ------       ------         ------        -------
Pre-tax income from continuing operations:

Per financial statements                      378,294     258,066      (15,619)        80,586         79,560

Income (loss) from equity investees            52,961      11,792       (1,311)         3,008            695

Distributed income from
     equity investees                           6,877       6,003        5,557          1,407             --
                                              -------     -------       ------         ------        -------
Pre-tax income from continuing
     operations, excluding income
     (loss) from equity investees             332,210     252,277       (8,751)        78,985         78,865
                                              -------     -------       ------         ------        -------
Interest expense                               11,540       8,689        5,938             --             --

Amortization of debt expenses                   1,117         475          550             --             --

Rent expense                                    2,525       1,956        1,651          1,719          2,745
                                              -------     -------       ------         ------        -------
               Total fixed charges             15,182      11,120        8,139          1,719          2,745
                                              -------     -------       ------         ------        -------
Pre-tax income from continuing
     operations plus fixed charges            347,392     263,397         (612)        80,704         81,610
                                              -------     -------       ------         ------        -------
       Ratio of earnings to fixed charges       22.88       23.69           (a)         46.95          29.73
                                              =======     =======       ======         ======        =======


(a) - Due to the registrant's loss in 2001, the ratio coverage was less than 1:1. The registrant would have had to generate additional earnings of $8.8 million to achieve a coverage ratio of 1:1.